                               EXHIBIT 8 (b)(ii)


                        First Amendment to Underwriting
                     and Administrative Services Agreement

                        FIRST AMENDMENT TO UNDERWRITING
                       --------------------------------
                     AND ADMINISTRATIVE SERVICES AGREEMENT
                     -------------------------------------


     This amendment, dated May 23, 2001, amends the Amended and Restated Underwriting and Administrative Services Agreement, dated December 31, 1999 ("Agreement"), by and between USAA Life Insurance Company (the "Company"), on its own behalf and on behalf of the Separate Account of USAA Life Insurance Company and the Life Insurance Separate Account of USAA Life Insurance Company (the "Accounts"), USAA Life Investment Trust (the "Trust"), and USAA Investment Management Company (the "Underwriter") (collectively, the "Parties").

                                   RECITALS

     WHEREAS, The Company and its affiliates may from time to time determine to make capital contributions to new or existing portfolios of the Trust; and

     WHEREAS, The Agreement provides that the Trust will make its shares available for purchase exclusively by each Account; and

     WHEREAS, Section 3.1 of the Agreement states that the Trust shall sell shares of each underlying fund of the Trust ("Fund") that the Company orders on behalf of each Account, based on transactions under variable annuity contracts ("Contracts") or variable universal life insurance policies ("Policies"), at net asset value as set forth in the Trust's prospectus and statement of additional information, as amended and in effect from time to time, and upon the term and conditions set forth in the Agreement; and

     WHEREAS, That Section 4.4 of the Trust's Master Trust Agreement authorizes the Board of Trustees to accept investments in the Trust and each Fund from the persons and on such terms and conditions as they from time to time authorize and which are not inconsistent with the Investment Company Act of 1940; and

     WHEREAS, Under current interpretation of the Internal Revenue Code of 1986, as amended, and regulations thereunder, the sale of shares of the Funds must be limited to certain investors, including USAA Life, its affiliates, or the separate accounts of any such entities, in order to preserve the tax-qualified nature of the Contracts and Policies;

     WHEREAS, The Board of Trustees, including a majority of the Independent Trustees, has approved this amendment ("Amendment");

     NOW, THEREFORE, The Parties hereto agree as follows:

     1. The term "Company" is amended to include other affiliated life insurance companies of USAA Life Insurance Company.

     2.   The third recital is amended as follows:

     WHEREAS, the Trust will be an open-end management investment company under the 1940 Act, whose shares will be registered under the 1933 Act, and will make its shares available for purchase exclusively by the Company or its Accounts and wishes to have the Underwriter serve as its principal underwriter and the Company to provide, directly or through agent, certain administrative and other services for the Trust; and

     3.   Section 3.9 is amended as follows:

     3.9 The Trust agrees that its shares shall be sold only to the Company or its Accounts, and that sales to the Company are to be made in connection with the operation of the Accounts provided the return on interests held by the Company is computed in the same manner as the return on interests held by the Accounts (determined without regard to expense attributable to the Contracts or Policies). No shares of any Fund may be sold to the general public or to any life insurance company other than the Company. The Board of Trustees may authorize the officers of the Trust to accept or enter into agreements governing investments by the Company that conform to the terms above.

     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date first set forth above.

                                              USAA LIFE INSURANCE COMPANY


                                              By: /s/ James M. Middleton
                                                  ----------------------
                                                      James M. Middleton
                                                      President & CEO


                                              USAA LIFE INVESTMENT TRUST


                                              By: /s/ James M. Middleton
                                                  ----------------------
                                                      James M. Middleton
                                                      President


ATTEST:

/s/ Cynthia A. Toles
--------------------
Cynthia A. Toles
Secretary

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

                                        USAA INVESTMENT MANAGEMENT
                                        COMPANY


                                        By: /s/ Christopher W. Claus
                                          --------------------------
                                                Christopher W. Claus
                                                President

ATTEST:

/s/ Mark S. Howard
------------------
Mark S. Howard
Assistant Secretary

                                       3